FOR IMMEDIATE RELEASE

                       NOTICE FROM CRITICARE SYSTEMS, INC.
                   REGARDING FINANCIAL STATEMENTS IN FORM 10-K


Waukesha,  Wisconsin, October 5, 1999:  Criticare Systems, Inc. (Nasdaq National
Market: CXIM) is notifying investors that Criticare does not have an audit report covering the financial statements contained in its Form 10-K filed on September 28, 1999. Our accounting firm did not issue an audit report reflected in the Form 10-K. As a result, Criticare cautions investors that the financial statements contained in the Form 10-K are not audited and should be treated accordingly.

As an explanation to our shareholders, management believes all material issues prior to the filing were clearly communicated, understood and agreed to by our auditors. We were subsequently informed this was not the case and we had filed our Form 10-K without their consent. We understand that the last issues in question addressed support for (1) the conclusion that Criticare operates in one business segment and (2) support for the amount of our Year 2000 expenditures. We mistakenly thought we had provided adequate support for those items reported in the Form 10-K and proceeded to file. As a result of this event, the auditors have declined to continue the relationship. We expect to immediately engage another accounting firm and will be undergoing an additional audit. Management firmly believes this additional audit will not result in a material change in our financial statements.

Criticare Systems, Inc. designs, manufactures and markets cost-effective patient monitoring systems and noninvasive sensors for a wide-range of hospitals and alternate health care environments throughout the world.

This press release contains forward-looking statements. Such statements refer to our beliefs and expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described. Such uncertainties include, but are not limited to, our ability to promptly engage new auditors and the results of the additional audits.